UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant  [ x ]

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[    ]          Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ x ]          Definitive proxy statement
[    ]          Definitive additional materials
[    ]          Soliciting material pursuant to section 240.14a-12

JOHNSON OUTDOORS INC.
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JOHNSON OUTDOORS INC.
555 MAIN STREET
RACINE, WISCONSIN 53403

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 26, 2009

To the Shareholders of JOHNSON OUTDOORS INC.:

The Annual Meeting of Shareholders of Johnson Outdoors Inc. will be held on Thursday, February 26, 2009 at 10:00 a.m., local time, at the Company’s headquarters, located at 555 Main Street, Racine, Wisconsin, for the following purposes:

1.	To elect six directors to serve for the ensuing year.

2.	To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as auditors of the Company for its fiscal year ending October 2, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on Wednesday, January 14, 2009 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Holders of Class A common stock, voting as a separate class, are entitled to elect two directors and holders of Class B common stock, voting as a separate class, are entitled to elect the remaining directors. The holders of Class A common stock and Class B common stock, voting as a single class, are entitled to vote on the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2009 fiscal year.

All shareholders of record are cordially invited to attend the meeting in person. Whether or not you plan to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or complete your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

By Order of the Board of Directors
Alisa Swire
Secretary
Racine, Wisconsin
January 16, 2009

JOHNSON OUTDOORS INC.
555 Main Street
Racine, Wisconsin 53403

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held February 26, 2009

This Proxy Statement, which is first being mailed on or about January 16, 2009 to shareholders of record as of the close of business on January 14, 2009, is furnished in connection with the solicitation of proxies by the Board of Directors of Johnson Outdoors Inc. (the “Company”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 26, 2009 at 10:00 a.m., local time, at the Company’s headquarters, located at 555 Main Street, Racine, Wisconsin, and at any adjournment or postponement thereof (the “Annual Meeting”).

You may vote by attending the Annual Meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided or by completing your proxy by following the instructions supplied on the proxy card for voting by telephone or via the Internet. Submitting a proxy now will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If you submit a proxy without giving voting instructions, the persons named as proxies on the proxy card will vote your shares (1) FOR the election of the directors named in this Proxy Statement, and (2) FOR the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending October 2, 2009.

As of the date of this Proxy Statement, the Company does not expect a vote to be taken on any matters at the Annual Meeting other than the proposals set forth in the Notice of Annual Meeting of Shareholders. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place. The individuals named as proxies, and acting thereunder, will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting.

If you hold shares of the Company’s common stock as a participant in the Company’s 401(k) Retirement and Savings Plan, the trustee for the Retirement and Savings Plan will vote the shares you hold through the plan as you direct. The Company will provide plan participants who hold Company common stock through the plan with forms on which participants may communicate their voting instructions. If voting directions are not received for shares held in the Retirement and Savings Plan, those shares will be voted as in proportion to the sum of all voted shares.

You may revoke your proxy at any time before it is actually voted by giving notice in writing to the Secretary of the Company, by requesting a ballot at the Annual Meeting and voting in person or by submitting a duly executed proxy bearing a later date. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian. If a shareholder properly signs and returns the proxy card but does not specify how to vote, then the shareholder’s shares will be voted in FAVOR of the election of the directors listed in the enclosed proxy and in FAVOR of the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2009 fiscal year.

Telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that the shareholder must bear.

The record date for shareholders entitled to notice of and to vote at the Annual Meeting is January 14, 2009. On the record date, the Company had outstanding and entitled to vote 8,051,008 shares of Class A common stock and 1,216,464 shares of Class B common stock. Holders of Class A common stock, voting as a separate class, elect two directors and are entitled to one vote per share for directors designated to be elected by holders of Class A common stock. Holders of Class B common stock elect the remaining directors and are entitled to one vote per share for directors designated to be elected by holders of Class B common stock. Holders of Class A common stock and Class B common stock voting together as a single voting group are entitled to vote on the proposal to ratify Ernst & Young LLP as the Company's independent registered public accounting firm for the 2009 fiscal year. The holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share on this latter proposal.

ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors have been duly elected. The Company’s Articles of Incorporation provide that holders of Class A common stock have the right to elect 25 percent, or the next highest whole number, of the authorized number of directors and the holders of Class B common stock are entitled to elect the remaining directors. At the Annual Meeting, holders of Class A common stock will be entitled to elect two directors and holders of Class B common stock will be entitled to elect four directors. Terry E. London and John M. Fahey, Jr. (the “Class A Directors”) are the nominees designated to be voted on by the holders of Class A common stock, and Helen P. Johnson-Leipold, Thomas F. Pyle, Jr., Edward F. Lang and W. Lee McCollum (the “Class B Directors”) are the nominees designated to be voted on by the holders of Class B common stock.

Properly completed proxies (whether by Internet, telephone or mail) received from holders of Class A common stock will, unless otherwise directed, be voted for the Class A Directors and properly completed proxies (whether by Internet, telephone or mail) received from holders of Class B common stock will, unless otherwise directed, be voted for the Class B Directors. Proxies of holders of Class A common stock cannot be voted for more than two persons and proxies of holders of Class B common stock cannot be voted for more than four persons. Class A Directors are elected by a plurality of the votes cast by the holders of Class A common stock and Class B Directors are elected by a plurality of the votes cast by the holders of Class B common stock, in each case assuming a quorum is present at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast by holders of the class of common stock entitled to vote in the election of such directors are elected as directors up to the maximum number of directors to be chosen at the meeting by such class. Consequently, the six directors receiving the most votes, taking into account the Company's two class voting structure, will be elected.

Listed below are the nominees of the Board of Directors for election at the Annual Meeting. Each of the nominees is presently a director of the Company. The Company anticipates that the nominees for election as directors will be candidates when the election is held. However, if any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees (except where the proxy withholds authority with respect to the election of directors).

Name	Age	Business Experience During Last Five Years	Director Since
Class A Directors
Terry E. London	59	President of London Broadcasting Company, Inc., a media company, since October 2007. President of London Partners LLC, a private investment firm, from September 2001 until October 2007. Managing Partner of 41 Entertainment LP, a television production company, since May 2004. Director of Pier 1 Imports, Inc.	1999
John M. Fahey, Jr.	57	President and Chief Executive Officer and Chairman of the Executive Committee of the Board of Trustees of the National Geographic Society, a nonprofit scientific and educational organization, since March 1998. Director of Exclusive Resorts. Member of the Board, Smithsonian National Museum of Natural History.	2001
Class B Directors
Helen P. Johnson-Leipold	53	Chairman and Chief Executive Officer of the Company since March 1999. Chairman and Director of Johnson Financial Group, Inc. Director of S.C. Johnson & Son, Inc. (manufacturer of household consumer products) and JohnsonDiversey, Inc. (manufacturer of commercial cleaning and hygiene products and solutions).	1994
Thomas F. Pyle, Jr.	67	Vice Chairman of the Board of the Company since October 1997. Chairman of The Pyle Group, a financial services and investments firm, since September 1996. Director of Sub Zero Corporation. Trustee, Wisconsin Alumni Research Foundation. Member, Kennedy Center National Advisory Board.	1987
W. Lee McCollum	59	Vice Chairman and Director of Johnson Financial Group, Inc. Chairman of the Board and Director of Le Groupe Fruits & Passion. Director of Sigma-Aldrich Corporation. Executive Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc. from January 2006 until December 2008. Senior Vice President and Chief Financial Officer of S.C. Johnson & Son, Inc. from 1997 until January 2006.	2005
Edward F. Lang	46	President of Business Operations and Alternate Governor of the Nashville Predators (the “Predators”), a National Hockey League team, since December 2007. Executive Vice President of Finance and Administration and Chief Financial Officer of the Predators from July 2003 until December 2007. Senior Vice President and Chief Financial Officer of the Predators from June 1997 until June 2003. Chairman of Nashville’s Adventure Science Center. Director of the Nashville Predators Foundation and Nashville Downtown Partnership.	2006

DIRECTORS' MEETINGS AND COMMITTEES

Meetings and Attendance

The Board of Directors has standing Executive, Audit, Compensation, and Nominating and Corporate Governance Committees. During the year ended October 3, 2008 ("fiscal 2008"), there were eight meetings of the Board of Directors, twelve meetings of the Audit Committee, five meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. Each director attended at least 75 percent of the aggregate number of (i) meetings of the Board of Directors held during the period for which he or she was a director during fiscal 2008 and (ii) meetings of the committees on which the director served during fiscal 2008.

Executive sessions or meetings of outside (non-management) directors without management present are held regularly for a general discussion of relevant subjects. In fiscal 2008, the outside directors met in executive sessions at least two times in accordance with the requirements of the NASDAQ Stock Market.

Committees

Executive Committee.  The Executive Committee assists the Board of Directors in developing and evaluating general corporate policies and objectives and in discharging the Board of Directors’ responsibilities with respect to the management of the business and affairs of the Company when it is impracticable for the full Board to act. Present members of the Executive Committee are Ms. Johnson-Leipold and Mr. Pyle.

Audit Committee.  The Audit Committee presently consists of Messrs. London (Chairman), Pyle and Fahey. The Audit Committee’s primary duties and responsibilities are to: (1) appoint the Company’s independent registered public accounting firm and determine its compensation; (2) serve as an independent and objective party to monitor the Company’s compliance with legal and regulatory requirements and the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures; (3) review, evaluate and oversee the audit efforts of the Company’s independent registered public accounting firm and internal auditors; (4) provide an open avenue of communication among the independent registered public accounting firm, management, the internal auditors, and the Board of Directors; and (5) prepare the Audit Committee Report required to be included in the Company’s annual proxy statement. The Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm, and is an “audit committee” for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee's report required by the rules of the Securities and Exchange Commission (“SEC”) appears on page 9.

Compensation Committee.  The Compensation Committee presently consists of Messrs. Pyle (Chairman), Fahey and London. The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation programs and compensation of the Company’s directors, officers and, at the option of the Committee, other managerial personnel of the Company and its subsidiaries, including, without limitation, fixing the cash compensation of such persons, establishing and administering compensation and benefit plans for such persons and determining awards thereunder. Generally, the Compensation Committee also administers all equity-based plans, such as stock option and restricted stock plans in accordance with the terms of such plans.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee presently consists of Messrs. Fahey (Chairman), London and Pyle. The Nominating and Corporate Governance Committee

provides assistance to the Board of Directors in fulfilling its responsibilities by: (1) identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by the shareholders of the Company; (2) identifying directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors; (3) reporting annually to the Board of Directors regarding the Nominating and Corporate Governance Committee’s evaluation and assessment of the performance of the Board, and (4) taking a leadership role in shaping the corporate governance of the Company.

Charters of Committees

The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Executive Committee, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Company maintains a website at www.johnsonoutdoors.com. The Company makes available on its website, free of charge, copies of each of these charters. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

CORPORATE GOVERNANCE MATTERS

The Company is committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of the Company and its shareholders. The Board of Directors has adopted Corporate Governance Guidelines which the Company has published on its website at www.johnsonoutdoors.com.

Director Independence

The Board of Directors has determined that the Company is a “Controlled Company,” as defined in NASDAQ Stock Market Rule 4350(c)(5). The Board has based this determination on the fact that Helen P. Johnson-Leipold is deemed to be the beneficial owner of more than 50 percent of the voting power of the Company. The Company therefore is exempt from certain independence requirements of the NASDAQ Stock Market rules, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirement to maintain a Nominating and Corporate Governance Committee and a Compensation Committee composed entirely of independent directors. Notwithstanding such exemption, the Board of Directors has reviewed the independence of the nominees for election to the Board at the Annual Meeting under the applicable standards of the NASDAQ Stock  Market. Based upon this review, of the six nominees, the Board of Directors has determined that each of the following directors was independent under the NASDAQ listing standards:

John M. Fahey, Jr.
Terry E. London
Thomas F. Pyle, Jr.

The Board of Directors determined that each of Ms. Johnson-Leipold, Mr. McCollum and Mr. Lang were not independent in accordance with such standards. Ms. Johnson-Leipold was not independent because she is an executive officer of the Company. Mr. McCollum is not independent because he is the Vice Chairman and a Director of Johnson Financial Group, Inc., a company controlled by members of Ms. Johnson-Leipold's family. Mr. Lang is not independent based on consideration of a number of subjective factors.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. Based upon the review described under “Corporate Governance Matters – Director Independence,” the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee, including the following information: (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of the common stock (of each class) beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of the common stock (regardless of class) beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. The Company may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Company. The Company’s Bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the Bylaws. Pursuant to these requirements, a shareholder must give a written notice of intent to the Secretary of the Company not more than 90 days prior to the date of the annual meeting and not later than the close of business on the later of (i) the 60th day prior to the annual meeting and (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. In identifying and evaluating nominees for director, the Nominating and Corporate Governance Committee of the Board of Directors seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. In addition, the Nominating and Corporate Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Corporate Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Nominating and Corporate Governance Committee believes that the following specific qualities and skills are necessary for all Company directors to possess:

•	A director should be highly accomplished in his or her respective field, with superior credentials and recognition.

•	A director should have expertise and experience relevant to the Company’s business, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	A director must have time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

•	A director should have demonstrated the ability to work well with others.

Communications between Shareholders and the Board of Directors

Shareholders may communicate with the Board of Directors by writing to the Board of Directors (or, at the shareholder’s option, to a specific director) care of the Secretary of the Company at Johnson Outdoors Inc., 555 Main Street, Suite 342, Racine, Wisconsin 53403. Subject to the conditions described below, the Secretary will ensure that this communication (assuming it is properly addressed to the Board of Directors or to a specific director) is delivered to the Board of Directors or the specified director, as the case may be. Each such communication should indicate that the sender is a shareholder of the Company and that the sender is directing the communication to one or more individual directors or to the Board of Directors as a whole.

All communications will be compiled by the Company’s Secretary and submitted to the Board of Directors or the individual directors on an as needed basis unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or its business or communications that relate to improper or irrelevant topics. The Secretary may also attempt to handle a communication directly where appropriate, such as where the communication is a request for information about the Company or where it is a stock-related matter.

Directors are encouraged to attend the Company’s Annual Meeting of Shareholders. All of the incumbent directors serving as a director at the time of the meeting attended the Company’s Annual Meeting of Shareholders occurring on February 28, 2008.

Employee Code of Conduct and Code of Ethics and Procedures for Reporting of Accounting Concerns

The Company has adopted an Employee Code of Business Conduct (the “Code of Conduct”). The Company requires all directors, officers and employees to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires the Company’s directors, officers and employees to avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. The Company has placed a copy of the Code of Conduct on its website located at www.johnsonoutdoors.com. In addition, all directors, officers and salaried employees are required to complete compliance training on the Code of Conduct and certain other subjects on an annual basis.

The Company also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial and Accounting Officers (the “Code of Ethics”), which governs the conduct of the Company’s Chief Executive Officer, Chief Financial Officer and its other senior financial officers and executives. The Code of Ethics supplements the Code of Conduct and is intended to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest; provide full, fair, accurate, timely and understandable disclosure in the Company’s public documents; promote compliance with applicable laws and regulations; ensure the prompt reporting of violations of the Code of Ethics; and provide accountability for adherence to the Code of Ethics. The Company has placed a copy of the Code of Ethics on its website located at www.johnsonoutdoors.com. The Company intends to disclose any amendments to, or waivers from, the Code of Ethics on its corporate website.

Further, the Company has established “whistle-blower procedures” which provide a process for the confidential and anonymous submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. These procedures provide protections to employees who report possible Company misconduct.

Assessing the Performance of the Board and Individual Directors

The Nominating and Corporate Governance Committee is responsible to report annually to the Board of Directors regarding the Committee's assessment and evaluation of the performance of the Board as a whole. This report and assessment is discussed with the full Board and includes specific review of performance areas in which the Nominating and Corporate Governance Committee believes a better contribution could be made. The purpose of this assessment and evaluation is to increase the effectiveness of the Board as a whole and not necessarily to focus on individual Board members.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is comprised of three members of the Company’s Board of Directors. Based upon the review described under “Corporate Governance Matters – Director Independence,” the Board of Directors has determined that each member of the Audit Committee is independent under the applicable standards and rules of the NASDAQ Stock Market and the SEC. The duties and responsibilities of the Company’s Audit Committee are set forth in the Audit Committee Charter, which may be found on the Company’s website at www.johnsonoutdoors.com.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting practices of the Company. While the Audit Committee has oversight responsibility, the primary responsibility for the Company’s financial reporting, disclosure controls and procedures and internal controls and procedures rests with management, and the Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and the effectiveness of internal controls over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee has:

•
reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 3, 2008, with the Company’s management and with the Company’s independent registered public accounting firm;

•
discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS No. 61, “Communications with Audit Committees,” as amended (American Institute of Certified Public Accountants, Professional Standards Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 3, 2008 for filing with the SEC.

The Audit Committee of the Board of Directors

Terry E. London, Chairman
Thomas F. Pyle, Jr.
John M. Fahey, Jr.

Audit Committee Financial Expert

The Company’s Board of Directors has determined that one of the members of the Audit Committee, Terry E. London, qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on his work experience and education.

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees the Company was billed for audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP, during fiscal years 2008 and 2007:

Service Type	2008	2007
Audit Fees (1)	$1,311,245	$1,197,250
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total Fees Billed	$1,311,245	$1,197,250

(1)
Includes fees for: professional services rendered in connection with the audit of the Company’s financial statements and the effectiveness of the Company's internal control over financial reporting for the fiscal years ended October 3, 2008 and September 28, 2007; the reviews of the financial statements included in each of the Company’s quarterly reports on Form 10-Q during such fiscal years; and consents and assistance with documents filed by the Company with the SEC.

The Audit Committee of the Board of Directors of the Company considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Company’s independent registered public accounting firm. These non-audit services are evaluated by the Audit Committee taking into account scope, fees, and applicable laws and regulations (including SEC rules) related to the independence of the independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting.

Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of the Company’s independent registered public accounting firm to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth certain information as of December 24, 2008 regarding the beneficial ownership of each class of Company common stock by each director (including each incumbent and nominee director), each person known by the Company to own beneficially more than 5 percent of either class of the Company’s common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each of the officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), and all directors and current executive officers as a group based upon information furnished by such persons or in information otherwise publicly available in filings with the SEC.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes, the persons listed below have sole voting and investment power over the shares beneficially owned. Shares of common stock subject to options that are either currently exercisable or exercisable within 60 days of December 24, 2008 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The table lists applicable percentage ownership based on 8,057,978 shares of Class A common stock and 1,216,464 shares of Class B common stock outstanding as of December 24, 2008.

	Class A Common Stock(1)			Class B Common Stock(1)
Name and Address	Number of Shares		Percentage of Class Outstanding	Number of Shares		Percentage of Class Outstanding
Johnson Bank 555 Main Street Racine, Wisconsin 53403	2,716,135	(2)	33.7%	42,830	(2)	3.5%

Helen P. Johnson-Leipold 555 Main Street Racine, Wisconsin 53403	1,368,916	(3)	16.6%	1,168,366	(3)	96.1%

Dr. H. Fisk Johnson 555 Main Street Racine, Wisconsin 53403	929,461	(4)	11.5%	–		–

TowerView LLC c/o The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801	936,000	(5)	11.6%	–		–

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	666,387	(6)	8.3%	–		–

D.B. Zwirn & Co., L.P. 745 Fifth Avenue, 18th Floor New York, NY 10151	418,280	(7)	5.2%	–		–

Thomas F. Pyle, Jr.	40,112	(8)	*	–		–

John M. Fahey, Jr.	29,459	(9)	*	–		–

Terry E. London	13,586	(10)	*	–		–

David W. Johnson	14,044		*	–		–

W. Lee McCollum	6,974	(11)	*	–		–

Edward F. Lang	4,082		*	–		–

All directors and current executive officers as a group (7 persons)	1,477,173		18.3%	1,168,366		96.1%

(1)
Shares of Class B common stock (“Class B Shares”) are convertible on a share-for-share basis into shares of Class A common stock (“Class A Shares”) at any time at the discretion of the holder thereof. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of Class A Shares and Class B Shares, the Class A Shares reported in the table does not include Class A Shares which may be acquired upon the conversion of Class B Shares.

(2)
Johnson Bank reports sole voting and investment power with respect to 562,365 Class A Shares and 21,772 Class B Shares, and shared voting and investment power with respect to 2,153,770 Class A Shares and 21,058 Class B Shares. Of the 2,153,770 Class A Shares for which Johnson Bank reports shared voting and investment power, Ms. Johnson-Leipold also reports beneficial ownership of 949,873 of these shares and Dr. Johnson also reports beneficial ownership of 527,827 of these shares. Ms. Johnson-Leipold is indirectly the controlling shareholder of Johnson Bank.

(3)
Ms. Johnson-Leipold reports shared voting and investment power with respect to all of the Class A Shares (other than with respect to 304,579 Class A Shares). Ms. Johnson-Leipold beneficially owns such Class A Shares indirectly as the settlor and beneficiary of a trust and through such trust as a general partner of certain limited partnerships controlled by certain members of Samuel C. Johnson’s family or related entities (the “Johnson Family”) and as a controlling shareholder, with trusts for the benefit of the Johnson Family, of certain corporations. Of the 1,064,337 Class A shares for which Ms. Johnson-Leipold reports shared voting and investment power, Johnson Bank also reports beneficial ownership of 949,873 of these shares and Dr. Johnson also reports beneficial ownership of 29,308 of these shares. Ms. Johnson-Leipold reports sole voting and investment power with respect to 1,168,366 Class B Shares directly held by the Johnson Outdoors Inc. Class B Common Stock Voting Trust, of which she is voting trustee. The 304,579 Class A Shares for which Ms. Johnson-Leipold reports sole voting and investment power include options to acquire 175,000 Class A Shares, 90,432 shares of restricted stock and 4,099 Class A Shares held by the Johnson Outdoors 401(k) Retirement and Savings Plan.

(4)
Dr. Johnson reports sole voting and investment power with respect to 401,634 Class A Shares, which he holds directly, as the sole trustee of the Herbert F. Johnson Distributing Trust and the HFJ Foundation Trust and as the controlling shareholder of S.C. Johnson & Son, Inc. Dr. Johnson reports shared voting and investment power with respect to 527,827 Class A Shares, which are held either by Dr. Johnson’s revocable trusts or by certain partnerships or corporations in which Dr. Johnson or his revocable trust are general partners or shareholders. Of these 527,827 Class A Shares, all are also reported as beneficially owned by Johnson Bank and 29,308 are also reported as beneficially owned by Ms. Johnson-Leipold.

(5)
The information is based on a report on a Form 13G, filed January 5, 2009 by TowerView LLC with the Securities and Exchange Commission reporting its beneficial ownership as of December 31, 2008. TowerView reported sole voting and investment power with respect to the Class A Shares.

(6)
The information is based on a Schedule 13 F-HR, dated September 30, 2008, filed by Dimensional Fund Advisors LP, a registered investment advisor (“Dimensional”), with the Securities and Exchange Commission reporting its beneficial ownership as of September 30, 2008. Dimensional reported sole voting and sole investment power with respect to 653,397 of the reported shares and no voting and investment power with respect to 12,990 of the voting shares.  Dimensional disclaims beneficial ownership of all of the reported shares, which are owned by advisory clients of Dimensional.

(7)
The information is based on a Schedule 13F-HR dated November 14, 2008 filed by D.B. Zwirn & Co., L.P. and certain of its affiliates (“Zwirn”) with the Securities and Exchange Commission. Zwirn reported that as of September 30, 2008 it beneficially owned 418,280 Class A Shares with shared voting and investment power over all such shares.

(8)	Includes options to acquire 16,099 Class A Shares, which options are exercisable within 60 days.

(9)	Includes options to acquire 18,879 Class A Shares, which options are exercisable within 60 days.

(10)	Includes options to acquire 4,254 Class A Shares, which options are exercisable within 60 days.

(11)	Includes options to acquire 2,304 Class A Shares, which options are exercisable within 60 days.

At December 5, 2008, the Johnson Family beneficially owned, 3,739,454 Class A Shares, or approximately 46.4 percent of the outstanding Class A Shares, and 1,211,196 Class B Shares, or approximately 99.6 percent of the outstanding Class B Shares.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of the executive officers of the Company who are not nominees for directors:

Name	Age	Current Position	Other Positions
David W. Johnson	46	Vice President and Chief Financial Officer of the Company since November 2005.
From July 2005 to November 2005, Mr. Johnson served as Interim Chief Financial Officer and Treasurer of the Company. From December 2001 to July 2005, he served as Director of Operations Analysis of the Company. Prior to joining the Company, Mr. Johnson was employed by Procter & Gamble in a series of finance positions with increasing responsibility.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses Johnson Outdoors’ compensation policies and decisions for fiscal year 2008 and the first part of fiscal year 2009 prior to the date of this proxy statement for the two executive officers listed below in the Summary Compensation Table. Throughout this proxy statement, these two executive officers are referred to as “named executive officers.”

 Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for the named executive officers are to:

•	Attract, retain and motivate key executives who are important to our continued success through competitive compensation arrangements; and

•	Create compensation packages which provide strong incentives for long-term success and performance.

Johnson Outdoors believes the Compensation Committee has designed and implemented a compensation program to achieve those objectives based on the following:

•
Each named executive officer receives a base salary which is: competitive and fair; targeted at a level to attract, retain and motivate persons of the highest caliber; and at a level comparable to an industry peer group believed to be reflective of the labor market in which Johnson Outdoors’ competes in recruiting for executive and managerial talent.

•
Our compensation programs are designed to (1) link short and long-term goals with shareholder value creation, (2) provide strong incentives for the long-term success of Johnson Outdoors, (3) reinforce achievement of business objectives and execution of Johnson Outdoors’ strategy and (4) make variable pay rewards tie to achievement of targeted financial results.

•	The Compensation Committee calibrates internal Johnson Outdoors’ practices with external current market data every two to three years and balances the external data with internal equity analysis.

•
A significant portion of compensation is linked to Company performance and the higher the level of the executive’s position with Johnson Outdoors, the greater the total compensation focuses on enhancing long-term shareholder value creation.

•	The Compensation Committee also has the authority to grant annual discretionary cash bonuses if deemed appropriate based on individual and/or Company performance.

•
Johnson Outdoors’ compensation program is clear and straightforward. Nearly all of the current compensation paid to named executive officers is based on only three components: base salary, annual incentive cash bonuses, and long-term incentive compensation in the form of cash or equity awards. Johnson Outdoors does not currently provide named executive officers with any supplemental executive retirement plan (SERP) or similar benefits.  Named executive officers receive a modest level of perquisites or other benefits that are not available to all employees. “All Other Compensation” reported in the Summary Compensation Table constituted less than 9.9 percent of “Total Compensation” for the named executive officers in 2008.

Compensation Process

Compensation for the named executive officers is evaluated and reviewed by the Compensation Committee of our Board of Directors. The Compensation Committee consists of three directors, each of whom is independent under the applicable standards of the NASDAQ Stock Market:  Thomas F. Pyle, Jr. serves as Chairman, with John M. Fahey and Terry E. London as members.  Additional information regarding the Compensation Committee is disclosed above under “Directors Meetings and Committees–Committees-Compensation Committee.”  A copy of the charter for the Compensation Committee may be found at our website at www.johnsonoutdoors.com.

Many key compensation decisions are made during the first quarter of the fiscal year as the Compensation Committee meets to review performance for the prior year, determine awards under the Johnson Outdoors 2000 Long-Term Stock Incentive Plan (or Stock Incentive Plan) and the Johnson Outdoors Inc. Worldwide Key Executives’ Discretionary Bonus Plan (or Cash Bonus Plan) and set compensation targets and objectives for the coming year. The Compensation Committee also views compensation as an ongoing process, and meets regularly throughout the year for purposes of planning and evaluation. The Compensation Committee held five meetings during fiscal 2008, as well as a meeting in December 2008, to review performance for fiscal 2008 and to establish awards and performance targets for future fiscal periods. When deliberating on and determining the Chief Executive Officer’s compensation, the Compensation Committee meets in executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Compensation Committee as well as materials specifically requested by members of the Compensation Committee.

Management provides significant assistance to the Compensation Committee in its oversight and determination of compensation. Management’s role includes: assisting the Compensation Committee with evaluating employee performance; establishing business performance targets and objectives; recommending salary levels and incentive stock grants (including shares of restricted stock); and,  providing financial data on performance, calculations and reports on achievement of performance objectives, and other information requested by the Committee. The Chief Executive Officer works with the Compensation Committee in making recommendations regarding overall compensation policies and plans as well as specific compensation levels for named executive officers and other key employees other than the Chief Executive Officer. Members of management who were present during Compensation Committee meetings in fiscal year 2008 and fiscal year 2009 included the Chief Executive Officer, the Chief Financial Officer, the Vice-President, Business Development and Legal Affairs, and the Vice President, Human Resources. The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer without the Chief Executive Officer or any other member of management present.

The Compensation Committee’s charter authorizes the Committee to engage compensation consultants and other advisers as the Committee may deem appropriate, and requires that Johnson Outdoors provide the Committee with adequate funding to engage any such advisers. As noted above, the Compensation Committee monitors the operation of the executive compensation program. This monitoring includes a biennial report from independent compensation consultants assessing the effectiveness of the compensation program by comparing executive compensation to an industry peer group reflective of the national labor market from which many companies recruit for executive and managerial talent. The data includes a breakout of a market compensation comparison against the actual base salary, bonus and long-term incentive levels for each of the named executive officers to ensure competitive positioning across all of the key elements of the total compensation package. If significant gaps are identified, the independent consultant would provide recommendations on establishing a compensation plan to address such gaps. This compensation consultant is independent from the Committee and from management. The results of this biennial review are reflected in Johnson Outdoors’ current compensation policies and plans. The Compensation Committee expects to continue to engage an independent compensation consultant to review base salaries and other compensation paid to named executive officers in future periods.

The criteria used by the consultant in selecting peer companies includes:

•	comparable size ($150 million to $850 million in annual sales);

•	manufacturing companies;

•	consumer product focus;

•	global operations; and

•	freestanding U.S. public company.

Components of Executive Compensation

For the named executive officers, the primary components of our total compensation continue to be:

•	base salary;

•	annual cash incentive compensation bonuses and, in some cases, annual discretionary cash bonuses; and

•	long-term incentive compensation in the form of cash or equity awards.

The Compensation Committee establishes corporate goals and objectives relevant to the compensation of named executive officers. The Compensation Committee evaluates the performance of these officers in light of those goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, equity compensation and other benefits of these named executive officers. In determining the compensation for the named executive officers, the Compensation Committee evaluates targeted total compensation levels for named executive officers, as well as how each component fits within the targeted total compensation levels. This evaluation is guided by the compensation objectives described above. A large portion of potential compensation for our named executive officers is performance-based. For performance-based compensation, we utilize both short-term incentive cash compensation and long-term cash or equity incentive compensation.

Base Salary. Base salary is a key component of executive compensation. In determining base salaries, the Compensation Committee considers the named executive officer’s qualifications and experience, the named executive officer’s responsibilities, the named executive officer’s past performance, the named executive officer’s goals and objectives, and salary levels for comparable positions at peer group companies and other similarly sized companies nationally. Historically, Johnson Outdoors has not entered into employment agreements with executive officers. Accordingly, base salaries of the named executive officers are reviewed annually by the Compensation Committee and, based upon such review, the Compensation Committee determines whether any adjustments are necessary. Base salary levels for our named executive officers are generally positioned to be competitive with comparable positions in a general industry group that is reflective of the national labor market from which many companies recruit for executive and managerial talent. In determining salary adjustments for the named executive officers, the Compensation Committee considers various factors, including the individual’s performance and contribution, the average percentage pay level for similar positions and total Company performance. The Compensation Committee, where appropriate, also considers non-financial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with our customers and employees. The Compensation Committee exercises discretion in setting base salaries within the guidelines discussed above.

As noted above, we do not provide any standard annual raises in the base salaries of the named executive officers. During fiscal 2008, the base salaries for Ms. Johnson-Leipold and Mr. Johnson were increased by the Compensation Committee based upon performance and market data received by the Compensation Committee from our independent consultant. For fiscal 2008, the named executive officers were paid the following base salaries:

Name	2008 Base Salary
Helen P. Johnson-Leipold	$555,000
David W. Johnson	$250,273

Annual Incentive Bonuses. The named executive officers are eligible to receive annual incentive cash bonuses under the Cash Bonus Plan. (Shareholders approved amendments to this bonus plan at the 2008 Annual Meeting of Shareholders.) Additionally, the Compensation Committee has discretionary authority to award annual bonuses under the Cash Bonus Plan. The calculation of annual incentive bonuses under this bonus plan is generally comprised of two elements, which are as follows:

•	achieving individual pre-established objectives; and

•	performance against certain Company financial performance measures, which collectively represent the “JVM component.”

The use of individual objectives allows for the establishment of goals that are typically tied to financial performance and that each participant in the Cash Bonus Plan can best impact, including, but not limited to: profitability, working capital, sales growth, operational efficiency, market share growth, organizational development and innovation. For fiscal 2008, we used net income as the performance measure for the JVM Component and the annual award was derived from performance against budgeted net income. The Compensation Committee’s goals in using the Cash Bonus Plan support the attainment of increased shareholder returns while responding to changes both in the business and overall business environment. Against target, individual payouts under the JVM component of the plan range from 0 to 200 percent of the target award, and, in all cases, the greater percentage of bonus targets are based on the Company performance measure.

Each named executive officer participates in the Cash Bonus Plan. Target bonuses ranging from 15 percent to 75 percent of a participant’s base salary are established by the Compensation Committee for each participant at the beginning of the fiscal year. The Compensation Committee believes target award opportunities are competitive with industry practices. Johnson Outdoors has approximately 100 participants in the Cash Bonus Plan. The Compensation Committee retains the final authority to approve individual bonuses and may, in its sole discretion, reduce or eliminate bonuses determined under the foregoing formula. The current maximum amount payable under the Cash Bonus Plan during any fiscal year to any person whom the Compensation Committee considers a covered employee within the meaning of Internal Revenue Code section 162(m) is equal to $2,000,000.

For fiscal 2008, the Compensation Committee awarded the following annual incentive bonuses to the named executive officers:

Name	Fiscal 2008 Bonus Amount
Helen P. Johnson-Leipold	$0
David W. Johnson	$0

In determining each named executive officer’s annual bonus amount based upon fiscal 2008 performance, the Compensation Committee allocated 15 percent of the eligible bonus amount to achievement of the individual performance component and 85 percent to achieving the Company financial performance target, which for fiscal 2008 was reaching a minimum level of net income. For the JVM component (or Company performance element) of our annual bonus under the Cash Bonus Plan, the eligible bonus can be paid out from 0 to 200 percent of the target award amount. The target award for fiscal 2008 was targeted net income and if targeted net income was achieved, the payout under the JVM component would equal 100 percent. The minimum payout threshold was set at 80 percent of targeted net income, which would result in a payout of 50 percent of the target award. The maximum payout under the JVM component was set as follows: the JVM component is paid out at the maximum level of 200 percent of the target award if the Company achieves at least 140 percent of targeted net income. With respect to the individual component of the annual bonus; payouts also range from 0 to 200 percent of the target award.  The individual component is based on individual objectives which are designed to help the Company achieve its overall strategic business objectives. For fiscal 2008, total Company objectives were not achieved, and neither Ms. Johnson-Leipold nor Mr. Johnson received bonuses for the 2008 fiscal year.

Long-Term Incentive Compensation. The Compensation Committee believes that long term incentive compensation is an effective means of aligning the long-term interests of employees, including the named executive officers, with the shareholders of Johnson Outdoors.

For fiscal 2008, each named executive officer had their long-term incentive award split between a restricted stock award and a performance-based cash award. On December 7, 2007, specified grants of shares of restricted stock were made, based upon fiscal year 2007 performance, of 10,072 shares to Ms. Johnson-Leipold and 2,798 shares to Mr. Johnson. The shares of restricted stock vest on the fifth anniversary of the grant date and had a grant date fair value per share of $22.34 as determined pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payment.  Additionally, the Compensation Committee set a long-term incentive performance award target of $234,000 for Ms. Johnson-Leipold and $65,000 for Mr. Johnson. These cash awards will only be paid if a minimum level of net income growth is achieved by the end of fiscal year 2010. The amount earned under these awards can span from 50 percent to 150 percent of the target amount based on net income growth that ranges from 80 percent to 125 percent of targeted, cumulative net income for the three year period. No awards will be earned if net income growth is less than 80 percent of targeted, cumulative net income for the three-year period. The Compensation Committee believes that these awards will not be earned given the net income levels for fiscal 2008.

Beginning in fiscal 2009, the Compensation Committee decided, based upon its analysis of the Johnson Outdoors compensation system and objectives described above, to eliminate long-term cash performance awards from the long-term incentive compensation component of the Johnson Outdoors’ compensation program.  Instead, starting with fiscal 2009, the Compensation Committee intends to grant long-term incentive compensation solely in the form of shares of restricted stock.  The Compensation Committee expects to continue to split this long-term incentive compensation into two components.  Awards of long-term incentive compensation will include: (1) grants of shares of restricted stock that vest on the fifth anniversary of the grant date and (2) an additional target award of shares of restricted stock that will only be granted if certain Company-wide performance targets are achieved at the end of the fiscal year.  If those targets are achieved, then the named executed officer would be issued additional shares of restricted stock with a value equal to the value of the target set by the Compensation Committee at the beginning of the fiscal year.  These shares of restricted stock would vest three years after the grant date (which will be four years after the original award).

On December 3, 2008 and consistent with our new long-term incentive compensation methodology, specified grants of shares of restricted stock were made of 17,422 shares to Ms. Johnson-Leipold and 4,839 shares to Mr. Johnson. The shares of restricted stock vest on the fifth anniversary of the grant date and had a grant date fair value per share of $6.38 as determined pursuant to SFAS No. 123R. Additionally, the Compensation Committee established a performance award target of $222,300 for Ms. Johnson-Leipold and $61,750 for Mr. Johnson. These awards will be paid in the form of shares of restricted stock with three-year vesting, if a minimum level of cash flow is achieved by the end of fiscal year 2009. The amount earned under these awards can span from 50 percent to 150 percent of the target amount based on a level of cash flow generated during fiscal 2009 that ranges from 80 percent to 125 percent of the target cash flow. No awards will be earned if cash flow generated in fiscal 2009 is less than 80 percent of targeted levels for the applicable period.

Perquisites and Other Compensation. The named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance, 401(k) plans and other qualified and non-qualified retirement plans. These benefits are included in the Summary Compensation Table in the “All Other Compensation” column. In addition, named executive officers also participate in the discretionary Executive Flexible Spending Account Plan which provides for reimbursement for certain expenses that are applicable to an executive’s personal financial planning and/or for purchases of business equipment by executive officers for business needs. This program is available to other key executives as well and the amounts typically range from $5,000 to $8,500 of potential reimbursement each calendar year, provided the eligible participant submits the appropriate documentation. Any applicable reimbursement under this plan would be taxable income, with the exception of $500 per year that may be applied for financial planning,  tax return preparation and/or amounts incurred for home office equipment to the extent such equipment is used the majority of the time for Company business. For calendar 2008, Ms. Johnson-Leipold received reimbursement under this plan of up to $8,500 and Mr. Johnson received reimbursement under this plan of up to $7,000.

Change of Control and Severance Benefits

Historically, Johnson Outdoors has not entered into employment agreements with any named executive officers and does not have contractual obligations to provide severance benefits to either of the named executive officers. In the past, Johnson Outdoors has negotiated payment of certain severance benefits on a case-by-case basis with terminated named executive officers. The amount and type of severance benefits provided to these former named executive officers has depended upon the circumstances of the termination, the position of the former named executive officer and certain other performance-related factors. Should Johnson Outdoors pay severance benefits in the future to former named executive officers, we expect to do so on a case-by-case basis in accordance with prior practice.

Benchmarking

The Compensation Committee periodically reviews a report from an outside consultant on Johnson Outdoors’ compensation programs for executives. W.T. Haigh & Company, Inc., an outside consulting firm, prepared the most recent report regarding fiscal 2008 compensation. That report was considered by the Compensation Committee when making decisions on 2009 calendar year compensation. The report discusses how our compensation programs compare with certain peer companies on the basis of base salary, bonus, long-term incentives, benefits, and total compensation. The consultant developed compensation data using a survey of several leading “like size” publicly traded manufacturing companies, as well as a formal compensation survey of executive compensation from a national organization specializing in such surveys. The criteria used by the consultant in determining the members of the peer group is described above. The median total annual sales of this comparable group was $495 million. The survey group data helps to ensure that our executive compensation program as a whole is competitive when Johnson Outdoors achieves targeted performance levels. In addition to providing compensation opportunities at or around the survey group’s median compensation, including salary, annual bonus and long-term incentives, we also seek to incorporate flexibility into compensation programs and the assessment process to respond to, and adjust for, the evolving business environment and individual circumstances of the named executive officers. For fiscal 2008, compensation paid to the named executive officers was at or below the median aggregate compensation paid to the peer companies included in this survey.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Internal Revenue Code section 162(m) generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the four other most highly compensated executive officers. Through the end of fiscal 2008, the Compensation Committee does not believe the compensation paid to our executive officers exceeded the limit on deductibility in Code section 162(m). The Stock Incentive Plan and Cash Bonus Plan are intended to satisfy the requirements for “performance-based compensation” under Code section 162(m), including the requirement that such plans be approved by shareholders. As a result, the Compensation Committee believes that awards under these plans intended to satisfy the requirements for “performance-based compensation” under Code section 162(m) will not count against the $1,000,000 limit and will be deductible by Johnson Outdoors. Other compensation paid or imputed to individual executive officers covered by Code section 162(m) may not satisfy the requirements for “performance-based compensation” and may cause “non-performance-based compensation” to exceed the $1,000,000 limit, and would then not be deductible by Johnson Outdoors to the extent it exceeds the $1,000,000 limit. Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the shareholders’ interest to restrict the Compensation Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Nonqualified Deferred Compensation. Code section 409A was signed into law on October 22, 2004, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Compensation Committee does not believe that Johnson Outdoors has any nonqualified deferred compensation arrangements with any of the named executive officers that will be subject to the excise tax under this law.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, Johnson Outdoors began accounting for stock-based payments, including stock options and restricted stock under the Stock Incentive Plan, in accordance with the requirements of SFAS 123R. The Compensation Committee considers the impact of the expense to Johnson Outdoors under SFAS 123R, among other factors, in making its decisions with respect to stock option grants.

Timing of Restricted Stock Grants

Generally, grants of shares of restricted stock to employees (other than inducement grants to new employees) are made annually on the date of the quarterly meeting of the Board of Directors held in December of each year, after prior year earnings have been announced. The grant date (other than for inducement grants to new employees) is always the date of approval of the grant by the Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment. The exercise price is the fair market value (closing price) of shares of our common stock on The NASDAQ Stock Market on the grant date. Under the Johnson Outdoor’s 2003 Non-Employee Director Stock Ownership Plan, outside directors receive annual grants of restricted stock after the election of directors at the Annual Meeting of Shareholders. See “Director Compensation” for more information.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management and, based on such review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Thomas F. Pyle, Jr. (Chairman)
John M. Fahey, Jr.
Terry E. London

Summary Compensation Table

The following table provides information for fiscal 2008 and 2007 concerning the compensation paid by Johnson Outdoors to our principal executive officer and principal financial officer (who are referred to as the “named executive officers” in this proxy statement).

Name and Principal Position	Year	Salary	Bonus (1)	StockAwards(2)	Non-Equity Incentive Plan Comp.(3)	All Other Comp. (4)	Total
Helen P. Johnson-Leipold, CEO	2008	$555,000	0	$240,278	0	$ 75,849	$ 795,278
	2007	$535,000	$58,984	$215,833	$378,016	$ 77,560	$1,265,393
David W. Johnson, CFO	2008	$250,273	0	$ 39,583	0	$ 34,564	$ 324,420
	2007	$220,550	$14,887	$ 27,083	$ 72,925	$ 31,045	$ 366,490

(1)
The amounts in this column reflect the individual component of the named executive officer’s annual bonus under the Cash Bonus Plan, as described in the Compensation Discussion and Analysis.  The individual component is based on individual objectives which are designed to help the Company achieve its overall strategic business objectives.  Bonus payments were not awarded under our Cash Bonus Plan for fiscal 2008 because we failed to meet the performance targets.  For fiscal 2007, bonus payments were awarded under the Cash Bonus Plan at the discretion of the Compensation Committee based on meeting certain individual performance goals established for the named executive officer, which goals were tied to achievement of the Johnson Outdoors’ strategic plan for fiscal 2007. See “Compensation Discussion and Analysis.”

(2)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal years 2008 and 2007, in accordance with SFAS 123R, of restricted stock awards granted pursuant to the Stock Incentive Plan and, thus, include amounts from awards granted prior to the applicable fiscal year that vested in fiscal 2008 and 2007, respectively. Assumptions used in the calculation of this amount for fiscal years 2008, 2007 and 2006 are included in footnote 10 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on January 2, 2009.

(3)
This column discloses the dollar value of all amounts earned by the named executive officers under the JVM component of the Cash Bonus Plan for performance in fiscal 2007.  These amounts where awarded based upon satisfaction of incentive performance targets. This column also discloses the dollar value of all amounts earned by the named executive officers under the Johnson Outdoors’ Phantom Share Long-Term Incentive Plan. Under the Phantom Share Long-Term Incentive Plan, the Compensation Committee annually set a cash target award for each participant in the Plan. On the date the cash target award was fixed by the Compensation Committee, the cash target award was converted into phantom shares of our common stock based upon the weighted average of the closing sales price of our common stock during the 90 day trailing period prior to the date of the award. The awards vested in total on the three year anniversary of the award grant date and were then converted into a cash payment on the vesting date based upon the 90 day trailing average of the price of our common stock on such vesting date. Amounts reported in the table above identify the value of the cash award paid to the named executive officers for fiscal 2007 under the Phantom Share Long-Term Incentive Plan. No awards under this Phantom Share Long-Term Incentive Plan have been granted since December 2003 and Johnson Outdoors does not expect to make further grants of awards under this plan going forward.

The amounts disclosed in this column of the table are divided between the JVM component of the Cash Bonus Plan and the Phantom Share Long-Term Incentive Plan as follows:

Name	Cash Bonus Plan	Phantom Share Plan	Total
Helen P. Johnson-Leipold	$247,657	$130,359	$378,016
David W. Johnson	$ 72,925	$ --	$ 72,925

(4)
The table below shows the components of this column, which include an approved match for each named executive officer’s 401(k) plan contributions, approved contributions credited to the individual’s qualified retirement plan, approved contributions to the individual’s non-qualified retirement plan account and perquisites provided to each individual for fiscal 2008 and 2007.

Name	Year	401(k) Match	Qualified Plan Contributions	Non-Qualified Plan Contributions	Perquisites(a)	Total “All Other Compensation”
Helen P. Johnson-Leipold	2008	$6,900	$18,000	$42,449	$8,500	$75,849
	2007	$6,750	$17,600	$44,710	$8,500	$77,560
David W. Johnson	2008	$7,286	$17,644	$ 2,634	$7,000	$34,564
	2007	$6,617	$14,302	$ 3,063	$7,000	$31,045

(a)
Perquisites consist of reimbursements made to the named executive officer under the Executive Flexible Spending Account Plan for personal financial planning services, for purchases of business equipment for business needs and/or for certain association membership dues.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	Grant Date Fair Value of Stock Awards (4)
		Threshold	Target	Maximum
Helen P. Johnson-Leipold	12/7/2007	--	--	--	10,072	$225,008
		$--(1)	$234,000(1)	$351,000(1)
		$--(2)	$388,500(2)	$777,000(2)
David W. Johnson	12/7/2007	--	--	--	2,798	$ 62,507
		$--(1)	$ 65,000(1)	$ 97,500(1)
		$--(2)	$125,136(2)	$250,272(2)

(1)
These amounts relate to payouts targeted under our long-term incentive compensation, which has been established under the Cash Bonus Plan. See the description of this component of the Cash Bonus Plan described in “Compensation Discussion and Analysis.” This long-term incentive based-bonus entitles participants to earn cash compensation provided certain financial performance measures are satisfied for the fiscal year ending three years after the date the target(s) are established.  Minimum net income growth targets were used as the financial performance measures for the awards established at the beginning of fiscal 2008. If less than 80 percent of the net income growth target is achieved for fiscal 2010, then the participant will not receive a payout and as a result the threshold amounts are $0. If 80 percent of targeted net income growth is achieved for fiscal 2010, then the participant is entitled to receive 50 percent of the target award. If 100 percent of the net income growth target is achieved, then the participant is entitled to a cash bonus equal to the target. If actual net income growth for fiscal 2010 were to equal or exceed 125 percent of the target, then the participant is entitled to a cash bonus of 150 percent of the target amount. Accordingly, the maximum amount a participant can receive under this award is equal to 150 percent of the target amount. The Compensation Committee does not expect that these performance targets will be met for payout of any bonus amounts to the named executive officers.

(2)
These amounts show the range of payouts targeted for 2008 performance under the annual short-term incentive cash compensation component of the Company’s Cash Bonus Plan as described in the  “Compensation Discussion and Analysis” section. A maximum award is set for each participant in the Cash Bonus Plan which includes achieving both individual performance goals and Company performance goals. The amounts represented in the table above relate solely to the awards linked to achieving Company performance goals which in fiscal 2008 were tied to achieving a minimum level of net income.  The specific elements of the bonus award and performance criteria are described above under the section “Compensation Discussion and Analysis.” If the target is not achieved, no bonuses are paid under the Cash Bonus Plan for the Company performance component, and as a result the threshold amounts are $0. If 80 percent of targeted net income was achieved for fiscal 2008, then the participant was entitled to receive 50 percent of the target award. If 100 percent of the net income target was achieved, then the participant was entitled to a cash bonus equal to the target. If net income for fiscal 2008 equaled or exceeded 140 percent of the target, then the participant was entitled to a cash bonus of 200 percent of the target amount. Accordingly, the maximum amount a participant can receive under this long-term cash bonus plan is equal to 200 percent of the target amount. In fiscal 2008, the minimum Company performance targets were not met for each named executive officer.

(3)	Each of the restricted stock awards vests on the five-year anniversary of the grant date, which is December 7, 2012.

(4)
The value of the award is based upon the grant date fair value of the 2008 awards determined pursuant to SFAS 123R. Generally, the grant date fair value is the amount that is expensed in our financial statements over the award’s vesting schedule. See note 10 to our consolidated financial statements filed with the SEC on January 2, 2009 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised options and unvested shares of restricted stock held by the named executive officers at October 3, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (5)
Helen P. Johnson-Leipold	85,000	—	8.125	03/09/09(1)	10,072(6)	$124,893
	30,000	—	7.625	12/13/09(2)	12,208(7)	$151,379
	30,000	—	5.3125	12/11/10(3)	21,110(8)	$261,764
	30,000	—	7.4175	12/13/11(4)	—	—
David W. Johnson	—	—	—	—	2,798(6)	$ 34,695
					3,391(7)	$ 42,048
	—	—	—	—	3,016(8)	$ 37,398

(1)	The common stock option vested pro rata over a 3-year period on March 9th of 2000, 2001 and 2002.

(2)	The common stock option vested pro rata over a 3-year period on December 13th of 2000, 2001 and 2002.

(3)	The common stock option vested pro rata over a 3-year period on December 11th of 2001, 2002 and 2003.

(4)	The common stock option vested pro rata over a 3-year period on December 13th of 2002, 2003 and 2004.

(5)	Market value equals the closing per share market price of our common stock on October 3, 2008, which was $12.40, multiplied by the number of shares of restricted stock.

(6)	The shares of restricted stock vest on December 7, 2012, the fifth anniversary of the grant date.

(7)	The shares of restricted stock vest on December 4, 2011, the fifth anniversary of the grant date.

(8)	The shares of restricted stock vest on December 12, 2008, the third anniversary of the grant date.

Option Exercises and Stock Vested

No common stock options were exercised by the named executive officers during fiscal 2008. The following table provides information on shares of restricted stock granted to our named executive officers that vested in fiscal 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Helen P. Johnson-Leipold	--	--	10,620	174,380
David W. Johnson	--	--	--	--
 (1)           Value realized equals the closing price of our common stock on the date of vesting of the shares of restricted stock (June 1, 2008), multiplied by the number of shares vesting on such date.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Helen P. Johnson-Leipold	$93,398	$42,449	$(411,184.67)	None	$1,025,131
David W. Johnson	$15,240	$ 2,634	$(23,759.77)	None	$ 71,314

Nonqualified Deferred Compensation Table

(1)
The amounts included in the column titled “Registrant Contributions in Last Fiscal Year” for each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	None of the earnings on assets in the Nonqualified Deferred Compensation Plan were above market or preferential.

A description of our Nonqualified Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Employment Agreements

We have not entered into any employment agreements with the named executive officers.

Post-Employment Compensation

Pension Benefits

Currently, Johnson Outdoors does not provide the named executive officers with pension benefits. U.S.-based executive officers are eligible to participate in the Johnson Outdoors’ 401(k) plan on the same terms as other U.S.-based employees. In any plan year, we may make matching contributions to a participant’s plan equal to 3 percent on the first 6 percent of an employee’s annual wages. All named executive officers participated in our 401(k) plan during fiscal 2008 and received matching contributions.

Non-Qualified Deferred Compensation

The Johnson Outdoors’ Deferred Compensation Plan was amended and restated on September 18, 2007. The Non-Qualified Deferred Compensation Plan provides an opportunity for the named executive officers to defer a portion of their compensation and uses such deferral to encourage the continued loyalty and service of such persons to the Company. Eligible participants of this plan are designated by the Compensation Committee as Highly Compensated Employees (HCE) under the definition of the Internal Revenue Code. Once an employee becomes a participant in the Deferred Compensation Plan, he or she is grandfathered in the plan even though they may not be defined as a highly compensated employee in future periods. A participant may defer a portion of his/her base compensation pursuant to the terms of the plan. A participant’s election shall specify the percentage (in increments of 1 percent to a maximum of

13 percent) of the participant’s base compensation. Participants may also specify the percentage (in increments of 1 percent to a maximum of 7 percent) of their cash bonus for deferral under the plan. A participant who makes a bonus deferral under this plan may be entitled to a matching contribution credit, determined and credited following the conclusion of each plan year, equal to 50 percent of the first 6 percent of the participant’s annual bonus award that the participant elects to have contributed to his/her account as a bonus deferral. Participants designate how his or her account shall be deemed to be invested among the investment options selected by the Compensation Committee. Each day that the U.S. financial markets are open, the account of each participant will be credited (or charged) based upon the investment gain (or loss) that the participant would have realized with respect to his or her account since the immediately preceding valuation date had the account been invested in accordance with the participant’s investment election. The named executive officers have made elections for distributions allowed by the Non-Qualified Deferred Compensation Plan upon separation from service. The distribution of the named participant’s pre-2005 account, if applicable, would be made or commence on the first day of the month that is at least 60 days following the date the participant separates from service. Named participants’ post-2004 account distributions, if applicable, would commence on the first day of the month following the six month anniversary of the participant’s separation from service.

Potential Payments Upon Termination or Change of Control

Pursuant to the terms of the Stock Incentive Plan, a change of control of the Company provides for the immediate vesting of all outstanding stock options and shares of restricted stock. The following table sets forth the unvested stock options and shares of restricted stock held by the named executive officers as of October 3, 2008 that would become vested in the event of a change of control.

Name	Number of Shares Underlying Unvested Options	Unrealized Value of UnvestedOptions (1)	Number of Restricted Shares that are Unvested	Unrealized Value of Unvested Restricted Stock (2)
Helen P. Johnson-Leipold	--	$--	43,390	$538,036
David W. Johnson	--	$--	9,205	$114,142

(1)
The named executive officers held no unvested options at fiscal year end.  Had they held unvested options at year end, unrealized value would equal the closing market value of our common stock as of October 3, 2008, minus the exercise price, multiplied by the number of unvested shares of our common stock as of such date. The closing market value of our common stock on October 3, 2008 was $12.40.

(2)
Unrealized value equals the closing per share market value of our common stock as of October 3, 2008, multiplied by the number of unvested shares of our common stock as of such date. The closing market value of our common stock on October 3, 2008 was $12.40.

DIRECTOR COMPENSATION

Johnson Outdoors uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Each director who is not an employee of Johnson Outdoors or one of our subsidiaries (“outside directors”) is entitled to receive an annual retainer of $25,000 and generally $1,500 for each meeting of the Board of Directors or committee he or she attends (non-committee board members receive 75 percent of this amount if they are asked to attend a committee meeting). The Vice Chairman of the Board of Directors receives an additional annual retainer of $40,000. The Audit Committee chairman receives an additional annual retainer of $10,000; the chairs of all other committees of the Board of Directors receive an additional annual retainer of $5,000 for each committee chaired by the director.

In 2003, the Board of Directors approved a Non-Employee Director Stock Ownership Plan that provides compensation to outside directors. Directors who are not outside directors receive no additional compensation for service as members of our Board of Directors or of any Board committees. All directors in fiscal 2008 were outside directors other than Helen P. Johnson-Leipold, our Chairman and Chief Executive Officer. The Non-Employee Director Stock Ownership Plan provides for up to 150,000 shares of our Class A common stock to be issued to non-employee directors. The plan provides that upon first being elected or appointed as one of our directors, and thereafter on the first business day after the annual meeting of shareholders, each of our non-employee directors automatically receives a restricted stock award during the existence of the 2003 Director Plan.

The award under the Non-Employee Director Stock Ownership Plan is intended to deliver a greater portion of director compensation in the form of equity, with the amount on the date of the award being equal to $25,000 and the shares of restricted stock being valued at their fair market value per share on the date of the award. The shares of Class A common stock granted to non-employee directors in the form of restricted stock awards cannot be sold or otherwise transferred while the non-employee director remains a director; thereafter the restrictions will lapse. However, a non-employee director may transfer the shares to any trust or other estate in which the director has a substantial interest or to a trust, of which the director serves as trustee or to his or her spouse and certain other related persons, provided the shares will continue to be subject to the transfer restrictions described above.

Director Summary Compensation Table

The following table provides information concerning the compensation paid by Johnson Outdoors in fiscal 2008 to each of the outside directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Thomas F. Pyle, Jr.	$107,500	$24,995	$132,495
John M. Fahey, Jr.	$ 66,000	$24,995	$ 90,995
Terry E. London	$ 72,750	$24,995	$ 97,745
W. Lee McCollum	$ 51,250	$24,995	$ 76,245
Edward F. Lang	$ 53,125	$24,995	$ 78,120

(1)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008, in accordance with SFAS 123R of restricted stock awards granted pursuant to the Non-Employee Director Stock Ownership Plan. Assumptions used in the calculation of this amount are included in footnote 10 to our audited consolidated financial statements, included in the Annual Report on Form 10-K filed with the SEC on January 2, 2009.

The following table provides certain information regarding outstanding shares of our restricted Class A common stock issued to our outside directors in 2008 pursuant to the Non-Employee Director Stock Ownership Plan. The shares of restricted stock vested on the grant date.

Director	Number of Shares	Grant Date	Grant Date Fair Market Value(*)
Thomas F. Pyle, Jr.	1,308	2/29/08	$24,995
John M. Fahey, Jr.	1,308	2/29/08	$24,995
Terry E. London	1,308	2/29/08	$24,995
W. Lee McCollum	1,308	2/29/08	$24,995
Edward F. Lang	1,308	2/29/08	$24,995

*
The value of the award is based upon the grant date fair value of the award determined pursuant to SFAS 123R. See note 10 to our consolidated financial statements filed with the SEC on January 2, 2009 as part of the Annual Report on Form 10-K for the assumptions relied on in determining the value of these awards.

(2)	The following table identifies the aggregate number of stock options and shares of restricted Class A common stock as of October 3, 2008 held by each outside director:

Name of Outside Director	Number of Shares of Class A Common Stock Subject to Common Stock Options Outstanding as of October 3, 2008	Number of Shares of Restricted Class A Common Stock Outstanding as of October 3, 2008
Thomas F. Pyle, Jr.	16,099	24,013
John M. Fahey, Jr.	18,879	10,580
Terry E. London	4,254	9,332
W. Lee McCollum	2,304	4,670
Edward F. Lang	----	4,082

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

The Company purchases certain services primarily from S.C. Johnson & Son, Inc. (“S.C. Johnson”) and, to a lesser extent, from other organizations controlled by Johnson Family members (including Ms. Johnson-Leipold) and other related parties. For example, the Company leases its Headquarters facility from Johnson Financial Group and S.C. Johnson provides the Company with (1) administrative services pertaining to things like office equipment leasing and travel services; (2) information processing and telecommunication services; (3) use of S.C. Johnson’s aircraft and crews, pursuant to a time sharing agreement; and (4) from time to time, certain loaned employees. The Company believes that the amounts paid to these organizations are no greater than the fair market value of the services. The total amount incurred by the Company for the foregoing services during fiscal 2008 was approximately $1,606,097.

Review and Approval of Related Person Transactions

The charter for the Audit Committee provides that it is responsible for the review and approval of related party transactions in accordance with NASDAQ listing requirements. Based upon the Audit Committee's review, the Company believes that all related person transactions described above were at arms-length and contained terms that were no less favorable than what could have been obtained from an unaffiliated third party. It is anticipated that the

Board of Directors will consider adopting a formal written set of policies and procedures for the review, approval or ratification of related person transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and more than 10 percent shareholders to file with the SEC reports on prescribed forms of their beneficial ownership and changes in beneficial ownership of Company stock and furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 reports were required to be filed, the Company believes that during fiscal 2008, all reports required by Section 16(a) to be filed by the Company’s officers, directors and more than 10 percent shareholders were filed on a timely basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Company and its consolidated subsidiaries for the fiscal year ending October 2, 2009, as well as attest to the effectiveness of the Company's internal control over financial reporting as of October 2, 2009. Unless otherwise directed, proxies will be voted in FAVOR of the ratification of such appointment.

Although this appointment is not required to be submitted to a vote of shareholders, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholder ratification is not received, the Board of Directors will reconsider the appointment. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), for presentation at the 2010 Annual Meeting of Shareholders must be received at the offices of the Company, Attention:  Corporate Secretary, 555 Main Street, Racine, Wisconsin 53403 by September 17, 2009 (120 days prior to the anniversary date of the mailing of this Proxy Statement) for inclusion in the proxy statement and form of proxy relating to the meeting. In addition, a shareholder who otherwise intends to present business at the 2010 Annual Meeting of Shareholders must comply with the requirements set forth in the Company’s Bylaws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Bylaws, to the Secretary of the Company not more than 90 days prior to the date of such annual meeting and not less than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Under the Bylaws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (namely, proposals shareholders intend to present at the 2010 Annual Meeting of Shareholders but do not intend to have included in the Company’s proxy statement and form of proxy for such meeting) prior to the close of business on December 27, 2008 (assuming a February 26, 2009 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2010 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2010 Annual Meeting of Shareholders, then the persons named in the proxies solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

The Company has filed an Annual Report on Form 10-K with the SEC for the fiscal year ended October 3, 2008. This Form 10-K will be mailed on or around the record date to each person who is a record or beneficial holder of shares of Class A common stock or Class B common stock on the record date for the Annual Meeting. Pursuant to, and in accordance with, the rules of the SEC, the Company, where allowed, is delivering only one copy of the Company’s 2008 Annual Report on Form 10-K and this Proxy Statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2008 Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder residing at a shared address and would like to request an additional copy of the Company’s 2008 Annual Report on Form 10-K and/or this Proxy Statement now or with respect to future mailings (or to request to receive only one copy of the Annual Report and Proxy Statement if you are currently receiving multiple copies), then you may notify the Company (1) by writing to the Corporate Secretary, Johnson Outdoors Inc., 555 Main Street, Suite 342, Racine, Wisconsin 53403 or (2) via email to: corporate@johnsonoutdoors.com.

The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited in person or by telephone by certain officers and employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of the Company’s common stock.

Neither the Board of Directors nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. In the event that any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors

Alisa Swire
Secretary
January 16, 2009

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